EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30450 and 333-65568) of Telaxis Communications Corporation of our report dated February 7, 2003, except for Note 24, as to which the date is March 19, 2003, relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
March 28, 2003